Exhibit 10(xiii)(g)

Description of Performance Criteria and Range of Certain Awards
under the Long-Term Performance Award
Program for Fiscal Years 2007 through 2009

The Long-Term Performance Award Program under the Stanley Works 1997 Long-Term Incentive Plan for the performance period commencing with fiscal year 2007 and ending at the end of fiscal year 2009 provides for the grant of performance units to the members of our senior executive team that are settled in shares of Stanley Common Stock if and to the extent corporate financial goals are achieved over the performance period. The performance criteria approved by the Compensation and Organization Committee under the 2007 to 2009 Long-Term Performance Award Program are based on achievement of corporate earnings per share and return on capital employed targets over the three year performance period from the first day of the 2007 fiscal year through the last day of the 2009 fiscal year.

Mr. Paternot is not a participant in the 2007 to 2009 Long-Term Performance Award Program.  The range of performance units to be granted under the 2007 to 2009 Long-Term Performance Award Program to our Chief Executive Officer and our other three most highly compensated executive officers for achievement of threshold performance is from 1,789 to 8,772 performance units, for achievement of target performance is from 3,579 to 17,544 performance units, and for achievement of maximum performance is from 7,158 to 35,088 performance units.